Avalon Oil and Gas, Inc.
                          7000 Flour Exchange Building
                             310 Fourth Avenue South
                          Minneapolis, Minnesota 55415

April 6, 2006



Mr. Kamal Abdallah
Chairman of the Board
Canyon Creek Oil and Gas, Inc.
14255 US HWY 1, Suite 209
Juno Beach, FL 33408

                  Re:      Starr County, Texas.

Dear Kamal:

We are writing to you as Chairman of the Board of Canyon Creek Oil and Gas, Inc., a Nevada Corporation ("CCOG"), to express Avalon Oil and Gas, Inc.'s ("AOGS") intention to acquire fifty percent (50%) of CCOG's working interest in the leasehold as described in Exhibit "A" ("The Leasehold"). This letter is intended to indicate AOGS intention to proceed with a due diligence investigation of The Leasehold and to negotiate with CCOG in good faith a definitive agreement containing the terms and conditions set forth below (the "Definitive Agreement").

We propose the following basic terms and conditions for the Transaction:

1. Form of Transaction. AOGS will remit to UPDA $75,000.00 on or before April 30, 2005 and issue and deliver seven million five hundred thousand (7,500,000) shares of its common stock to UPDA. Upon closing of the Transaction, AOGS would acquire fifty percent (50%) of CCOG's working interest in The Leasehold free and clear of all claims, liens or encumbrances of any kind except for those liabilities of CCOG which, after completion of due diligence, AOGS expressly agrees to assume (the "Assumed Liabilities").

2. Representations and Warranties by CCOG and its Major Stockholders. The Definitive Agreement would contain customary representations and warranties by CCOG relating to the business and financial condition, assets, operations, affairs and prospects of The Leasehold. All of CCOG's representations and warranties would last for a period of 12 months. The Definitive Agreement would require CCOG to indemnify and hold AOGS harmless against claims, liabilities and other expenses and damages, including attorneys' fees and expenses, related to a breach of any representation or warranty made by CCOG in the Definitive Agreement.

3. Conditions to Closing on Stock Exchange. The Definitive Agreement would contain a variety of terms and conditions to be satisfied by the parties prior to Closing on the Transaction. Such conditions would include AOGS completion to AOGS satisfaction of the investigation of The Leasehold's operations, equipment, title opinion, and reserve report, and the determination by AOGS'S independent accountants that the there is sufficient financial information to comply with SEC requirements.

4. Due Diligence Investigation. Upon execution of this letter, CCOG agrees to permit AOGS and its employees, attorneys, accountants and other agents to have full and free access, during normal business hours, to the books and records of CCOG and to CCOG's premises, employees, customers and suppliers as the foregoing relates to The Leasehold or the Transaction in general (AOGS will work closely with CCOG's senior management to avoid disruption of CCOG's relationships with such parties) for the purpose of investigating the operation and assets of The Leasehold.

AOGS agrees to permit UPDA and its employees, attorneys, accountants and other agents to have full and free access, during normal business hours, to the books and records of AOGS and to AOGS premises.

5. Confidentiality. Each party, for itself and its respective employees, stockholders and agents, agrees to keep confidential (i) the existence and terms of this letter and (ii) all confidential information provided by or through a party to the other. Confidential information includes all business and financial information of a party, whether disclosed prior to or after execution of this letter, including financial statements, tax returns, business and marketing plans and customer and supplier data. Despite the foregoing, "confidential information" does not include publicly available information, information obtained from a third party source not under an agreement or obligation to maintain the confidentiality of such information and information independently developed by a party without the use of any otherwise confidential information.

6. Definitive Agreement, Closing Date and Operations. The parties agree promptly to commence negotiations of the terms and conditions of the Definitive Agreement in good faith in accordance with the provisions of this letter with the intention of executing a Definitive Agreement on or prior to a Closing Date of April 30, 2006. After the execution of this letter and through the later of the date of execution of the Definitive Agreement, and except as otherwise contemplated by this letter, CCOG agrees to operate The Leasehold in the ordinary course and in a manner consistent with the operations thereof prior to execution of this letter.

If the provisions of this letter correctly summarize our agreement, please indicate so by your signatures below. This agreement may be executed in counter parts


Very truly yours,

Avalon Oil & Gas, Inc.

By:
     ------------------------------------
     Kent Rodriguez, Chief Executive Officer


Agreed to and accepted:

Canyon Creek Oil and Gas, Inc.



By:
    ---------------------------------------
     Kamal Abdallah, Chairman of the Board

                 PARTIAL ASSIGNMENT, BILL OF SALE AND CONVEYANCE
                 -----------------------------------------------

State of Texas             }
                           }
County of Starr            }

      Canyon Creek Oil and Gas, Inc. ("Assignor"), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign, transfer, give, grant, bargain, sell and convey unto Avalon Oil & Gas, Inc. ("Assignee") an undivided one-half of its right, title and interest in and to the following:

      1. The oil, gas and mineral leases and the leasehold estates created thereby, described in Exhibit A, attached hereto (the "Leases"), insofar as same cover the lands therein described (the "Land"), together with corresponding interests in and to the all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any such Land, and all interests in any wells within the pool or unit associated with the Land;
      2. The oil and/or gas wells described in Exhibit A, attached hereto (the "Wells") together with all personal property, equipment, fixtures and improvements located on and appurtenant to the Leases and Lands insofar as they are used or obtained in connection with the operation of the Wells and insofar as they cover the Lands or relate to the production, treatment, sale or disposal of hydrocarbons or water produced from or attributable to the Wells;
      3. All easements, rights-of-way, licenses, authorizations, permits and similar rights and interests applicable to, or used or useful in connection with, any or all of the above described interests; and
      4. All oil, condensate, natural gas, natural gas liquids and other minerals produced after the Effective Time attributable to the Assignor's interests in the property.

      All of the above real and personal property, rights, titles and interests described in paragraphs 1-4, above, are hereby collectively called the "Properties" or, individually, a "Property".

      This Assignment shall be effective as of May 1, 2006, at 12:00 A.M., local time where each Property is located ("Effective Time").

      All taxes, including but not limited to ad valorem, property, severance and windfall profit taxes, shall be prorated between Assignor and Assignee as of the Effective Time, with Assignor responsible for all such taxes accruing prior thereto and Assignee responsible for all such taxes accruing thereafter. Assignee shall bear and pay any real property conveyance taxes and any recording fees associated with the transfer of the Property. Assignees agree to be solely for any and all sales taxes, if any, due on equipment, material and property hereby sold and assigned and Assignee shall remit such sales taxes to the proper taxing authority.

      This Bill of Sale, Assignment and Conveyance shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      To have and to hold the Properties herein conveyed to Assignees forever; provided, however, this Assignment, Bill of Sale and Conveyance is executed without warranty of title, express or implied, except as to claims by, through and under Assignor.

      EXECUTED this _____ day of April, 2006, but effective as of the Effective Time.

                                    CANYON CREEK OIL AND GAS, INC.
                                    ASSIGNOR


                                    By:
                                       ------------------------------
                                       Kamal Abdallah, Chairman


State of Texas             }
                           }
County of                  }
          -----------------

      SWORN TO BEFORE ME and subscribed in my presence on the day of April, 2006, by Kamal Abdallah, Chairman, Canyon Creek Oil and Gas, Inc..


                                  -----------------------------------
                                  Notary Public

                                   EXHIBIT "A"

This acreage, covered by the Oil and Gas Lease between LA VRISA LAND PARTNERSHIP, a Texas general Partnership, M.M. GARG OIL, A Texas Joint Venture, DORCHESTER MINERALS ACQUISTION, LP, an Oklahoma limited partnership, THE ROSE S. VAN WERT; and the ROSE S. VAN WERT TRUST NO. 2, (collectively as "LESSEE"), and TREND GROUP INC., a Texas Corporation ("LESSEE") aggregates to 266.73 acres of land, more or less in Starr County, Texas, situated in part of Porcion 91, Josefa Benavides Survey, Abstract No., 41; J. M. Jones Survey No. 908, Abstract No. 846; M. M. Garcia Survey No. 972, Abstract No. 1143; and Porcion 92, Santiago Lopez Survey, Abstract No. 128; LIMITED TO THOSE DEPTHS BETWEEN THE SURFACE OF THE LAND AND 6000' SUBSURFACE. The specific description of the leased premises and property which this lease covers and includes is set forth in the six tracts as follow, to-wit:

TRACT ONE: 120 acres of land, more or less, being the East half of Lots No. 5, 6, 7, 8, 9 and 10, DeGaaffe Subdivison, Porcion 91, Josefa Benavides Survey, Abstract No., 41, Starr County, Texas.

TRACT TWO: 70 acres of land, more or less, being the East seven-eighths of Lots No. 11 and 12, DeGaaffe Subdivison, Porcion 91, Josefa Benavides Survey, Abstract No., 41, Starr County, Texas.

TRACT THREE: 35 acres, more or less, being the East seven-eights of the North half of Lot No. 13, DeGaaffe Subdivison, Porcion 91, Josefa Benavides Survey, Abstract No., 41, Starr County, Texas.

TRACT FOUR: (INTENTIONALLY LEFT BLANK)

TRACT FIVE: 16 acres, more or less, being all of M. M. Garcia Survey No. 972, Abstract No. 1143, Starr County, Texas

TRACT SIX: 25.73 acres, more or less, Porcion 92, Santiago Lopez Survey, Abstract No. 128, Starr County, Texas.

      BEGINNING at the Northwest Corner of Porcion 92, for the Northwest Corner of this tract;
      THENCE, in an easterly direction with the North line of said Porcion 934' to the Northeast Corner of this tract;
      THENCE, in a southerly direction to the West line of said Porcion and 1200' to the Southeast Corner of this tract, THENCE, in a westerly direction parallel to the North line of said Porcion 934' to he West line of said Porcion for the Southwest Corner of this tract;
      THENCE, in a northerly direction with the West line of said Porcion 1200' to the Northwest Corner of this tract, the North Corner of the said Porcion 92, and the
      POINT OF BEGINNING, enclosing 25.73 acres in this survey.